EXHIBIT 23-2  CONSENT OF EXPERTS

Consent of Most & Company, LLP, Independent Registered Public Accounting Firm

The Board of Directors

Abalone, Inc., Inc.:

We hereby consent to the use in this Registration Statement on Form SB-2/A, Amendment No. 5 of our report dated June 26, 2006 relating to the balance sheet of Abalone, Inc. as of May 31, 2006 and the related statements of operations and cash flows for the period January 12, 2006 (inception) to May 31, 2006, which report appears in such Registration Statement. We also consent to the reference to our firm under the heading "Interest of Named Experts" in such Registration Statement.

s/ Most & Company, LLP

Most & Company, LLP

New York, NY

October 6, 2006